Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537 6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2009 THIRD QUARTER RESULTS

Somerset, N.J. – May 14, 2009 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industry, announced the financial results for its third fiscal quarter ended March 31, 2009. Catalent recognized net revenue of $418.0 million and a loss from continuing operations of ($193.9) million for the quarter then ended. For the nine months ended March 31, 2009, Catalent recorded net revenue of $1,229.6 million and a loss from continuing operations of ($268.3) million. Operating loss from continuing operations and Adjusted EBITDA as detailed in the attached schedules for the twelve months ended March 31, 2009, were ($605.7) million and $309.7 million, respectively. EBITDA and Adjusted EBITDA are defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “Third quarter financial performance was level with prior year on a constant currency basis, which is significant in this challenging economic environment. We generated positive operating cash flow net of capital expenditures for both the quarter and nine months year-to-date, surpassing prior year results. For the third quarter, Oral Technologies recorded results ahead of prior year at constant exchange rates on volume strength of our core softgel and controlled-release technology platforms. Within Packaging Services, during the quarter we announced the closing of a North American printing location and the parallel expansion of another nearby facility, which represents a meaningful step in aligning the cost of our production capacity to existing volumes.”

Matthew Walsh, Catalent’s Chief Financial Officer, stated, “Our reported results for the quarter include $193.5 million of non-cash expense for goodwill and other asset impairments. This overshadows several positive developments in our financial performance.”

Results of Operations – Third Fiscal Quarter Ended March 31, 2009

Net revenue for the fiscal quarter ended March 31, 2009 was $418.0 million, a decrease of $33.6 million, or 7%, compared to $451.6 million for the same period of fiscal year 2008. The stronger U.S. dollar unfavorably impacted our revenue by approximately 11%, or $50.1 million. Excluding the impact of foreign exchange rates, net revenue increased by $16.5 million, or 4%, largely due to increased demand for our softgel and modified release products within our Oral Technologies segment. Excluding the impact of foreign exchange translation, Oral Technologies’ revenue increased $17.4 million, or 7%. Revenue in our Packaging Services segment declined by $1.4 million, or 1%, relative to the same period of fiscal year 2008 due to lower North American volumes in printed components and commercial packaging. Revenue from the Sterile Technologies segment increased by 4% or $2.9 million, excluding foreign exchange rate impact, driven primarily by strong demand at our pre-filled syringe facilities.

Gross margin of $116.5 million was essentially flat compared to the same period of fiscal year 2008. Excluding the impact of foreign exchange translation of approximately 11% or $12.9 million, gross margin increased by $13.2 million. This increase was driven by the revenue increase from our Oral Technologies segment.

Selling, general and administrative (“SG&A”) expenses of $73.0 million in the third quarter of fiscal 2009 decreased by approximately 9%, or $7.0 million, compared to the same period of fiscal year 2008. The stronger U.S. dollar decreased our SG&A expenses by approximately 8% compared to the same period of the prior year. Excluding the impact of foreign exchange rates, SG&A expenses decreased approximately 1%, or $0.9 million, as compared to the same period in the prior year as a result of expense reduction initiatives, including headcount reductions, enacted during the current fiscal year.

During the third quarter of 2009, we completed an interim goodwill impairment assessment under SFAS 142 as required by US GAAP. This analysis required us to estimate the fair values of goodwill in our reporting units by determining the expected present value of future cash flows and other market factors and then comparing those fair values to their related carrying amounts. This evaluation resulted in a goodwill impairment charge of $110.1 million, as the implied fair value was less than the carrying value of goodwill for two reporting units. Using the goodwill impairment as an indicator of possible impairment of other assets, we completed an interim assessment of other definite lived tangible and intangible assets under SFAS 144 within the Packaging Services and Sterile Technologies segments for recoverability which resulted in additional non-cash impairment charges totaling $87.5 million for the two segments combined. The net goodwill, tangible and intangible non-cash impairment charge recorded in the third quarter was $193.5 million.

EBITDA loss from continuing operations for the quarter ended March 31, 2009 of ($120.0) million decreased $121.6 million from the prior period largely due to non-cash asset impairment charges of $193.5 million in the third quarter of the fiscal year, partially offset by a decrease in unrealized foreign exchange transaction losses. The majority of foreign exchange gains and losses recorded in the current quarter and prior year quarter were unrealized, non-cash, and pertained to euro-denominated and non-U.S. dollar intercompany debt. Foreign exchange translation related to the stronger U.S. dollar negatively impacted our EBITDA by $10.0 million. Within our operating segments, excluding the impact of foreign exchange translation, Packaging Services EBITDA declined $1.6 million, or 14%, due primarily to lower North American volumes in printed components and commercial packaging. EBITDA in our Sterile Technologies segment declined $3.0 million, or 28%, compared to the same period of the prior fiscal year due primarily to lower demand for analytical science services and changes in product sales mix. These declines were partially offset by increased EBITDA in Oral Technologies, which grew $4.0 million, or approximately 6%, primarily due to strong demand at certain of our softgel and modified release technology facilities.

Adjusted EBITDA of $309.7 million for the twelve months ended March 31, 2009 decreased $10.4 million compared with the twelve month period ended December 31, 2008, primarily due to the operating results described above.

Results of Operations – Nine Months Ended March 31, 2009

Net revenue for the nine months ended March 31, 2009 of $1,229.6 million decreased 9%, or $118.0 million, compared to the same period in fiscal 2008. The strengthening U.S. dollar negatively impacted our revenue growth by approximately 6%, or $74.0 million. Excluding the impact of foreign exchange rates, net revenue decreased by $44.0 million, or 3%, primarily due to lower demand within our North American packaging and printing facilities in our Packaging Services segment.

Gross margin of $312.4 million for the nine months ended March 31, 2009, decreased by 7%, or $22.0 million, compared to the same period a year ago, which included a non-recurring, non-cash inventory write-down of approximately $10.0 million at one of our Oral Technologies facilities. Excluding this non-recurring prior year item and the impact of foreign exchange translation of approximately 5% or $17.6 million, gross margin declined by $14.4 million. This reduction was primarily driven by the revenue shortfalls within Packaging Services.

SG&A expenses of $222.7 million for the nine months ended March 31, 2009, decreased by approximately 6%, or $15.2 million, compared to the same period for fiscal 2008. The stronger U.S. dollar decreased our SG&A expenses by approximately 4% or $8.9 million. The first nine months of fiscal 2009 included $4.6 million of expenses for severance and transition costs related to the replacement of our Chief Executive Officer. Excluding the impact of foreign exchange rates and non-recurring items, SG&A expenses decreased by $10.9 million, or approximately 5%, compared to the same period in the prior year, attributable principally to expense reduction initiatives undertaken in the current fiscal year.

EBITDA loss from continuing operations for the nine months ended March 31, 2009 was $20.6 million, a decrease of $67.2 million compared to the same period of fiscal year 2008, primarily due to non-cash goodwill and other asset impairment charges of $192.6 million. EBITDA was favorably impacted by a reduction in non-cash, unrealized foreign exchange losses as compared to the same period of fiscal 2008. Excluding the impact of foreign exchange translation, EBITDA in the Packaging Services segment decreased by $25.4 million, or 49%, primarily due to lower demand across North American packaging and printing facilities. EBITDA in the Oral Technologies segment increased 1%, or $1.6 million, compared to the same period a year ago, which included the non-recurring, non-cash inventory write-down of approximately $10.0 million as discussed above. Excluding this non-recurring item, Oral Technologies’ EBITDA decreased by approximately $8.4 million, primarily related to suboptimal capacity utilization earlier in this fiscal year. Sterile Technologies segment EBITDA decreased $3.5 million as compared to prior year due to lower demand for analytical science services in North America.

Non-GAAP Financial Matters

In addition to disclosing financial results that are determined in accordance with GAAP, Catalent discloses EBITDA and Adjusted EBITDA, which are non-GAAP measures. You should not consider EBITDA or Adjusted EBITDA as an alternative to operating or net earnings, determined in accordance with GAAP, as an indicator of Catalent’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity. EBITDA is calculated by the sum of earnings before interest, taxes, depreciation and amortization.

We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use EBITDA for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense.

The Company’s credit facilities and the indentures governing the outstanding notes have certain covenants that use ratios utilizing a measure referred to as Adjusted EBITDA. The supplementary adjustments to EBITDA to derive Adjusted EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings that may be made with the SEC than as presented in this release, or not be presented at all. The most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net (loss)/earnings from continuing operations. Included in this release is a reconciliation of net (loss)/earnings from continuing operations to EBITDA and to Adjusted EBITDA.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward-looking statements as a result of new information or future events or developments unless required by law.

Conference Call/Webcast

The Company has scheduled a webcast on May 14, 2009, beginning at 10:00 a.m. (EDT) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,500 people at more than 30 facilities worldwide and generates approximately $1.8 billion in annual revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Condensed Consolidated Statement of Earnings

(unaudited, $ in millions)

	Quarter Ended March 31, 2009	Quarter Ended March 31, 2008	Increase / (Decrease)
			$	%
Net revenue	418.0	451.6	(33.6)	-7.4%
Cost of products sold	301.5	335.4	(33.9)	-10.1%

Gross margin	116.5	116.2	0.3	0.3%
Selling, general and administrative expenses	73.0	80.0	(7.0)	-8.8%
Impairment charges and (gain)/loss on sale of assets	192.6	(0.1)	192.7	N.M.
Restructuring and other special items	7.7	7.4	0.3	4.1%

Operating earnings	(156.8)	28.9	(185.7)	N.M.
Interest expense, net	42.0	51.7	(9.7)	-18.8%
Other (income)/expense, net	(9.5)	68.1	(77.6)	N.M.

Loss from continuing operations before income taxes and minority interest	(189.3)	(90.9)	(98.4)	N.M.
Income tax expense/(benefit)	3.8	(22.3)	26.1	N.M.
Minority interest income, net of tax	0.8	1.2	(0.4)	-33.3%

Loss from continuing operations	(193.9)	(69.8)	(124.1)	N.M.
Loss from discontinued operations, net of tax	(12.6)	—	(12.6)	N.M.

Net loss	(206.5)	(69.8)	(136.7)	N.M.

N.M. – percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended March 31, 2009	Quarter Ended March 31, 2008	Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	244.4	261.5	(17.1)	-6.5%
Segment EBITDA	58.8	62.5	(3.7)	-5.9%

Sterile Technologies
Net revenue	74.4	75.6	(1.2)	-1.6%
Segment EBITDA	7.4	10.7	(3.3)	-30.8%

Packaging Services
Net revenue	112.3	125.3	(13.0)	-10.4%
Segment EBITDA	7.4	11.4	(4.0)	-35.1%

Inter-segment revenue elimination	(13.1)	(10.8)	(2.3)	21.3%

Unallocated Costs	(193.6)	(83.0)	(110.6)	N.M.

Combined Total
Net revenue	418.0	451.6	(33.6)	-7.4%
EBITDA	(120.0)	1.6	(121.6)	N.M.

N.M. – percentage not meaningful.

Catalent Pharma Solutions

Condensed Consolidated Statement of Earnings

(unaudited, $ in millions)

	Nine Months Ended March 31, 2009	Nine Months Ended March 31, 2008	Increase / (Decrease)
			$	%
Net revenue	1,229.6	1,347.6	(118.0)	-8.8%
Cost of products sold	917.2	1,013.2	(96.0)	-9.5%

Gross margin	312.4	334.4	(22.0)	-6.6%
Selling, general and administrative expenses	222.7	237.9	(15.2)	-6.4%
Impairment charges and (gain)/loss on sale of assets	192.5	—	192.5	N.M.
Restructuring and other special items	12.3	20.7	(8.4)	-40.6%

Operating earnings	(115.1)	75.8	(190.9)	N.M.
Interest expense, net	140.2	153.0	(12.8)	-8.4%
Other (income)/expense, net	10.7	150.2	(139.5)	-92.9%

Loss from continuing operations before income taxes and minority interest	(266.0)	(227.4)	(38.6)	17.0%
Income tax expense/(benefit)	3.4	(87.3)	90.7	N.M.
Minority interest (income)/expense, net of tax	(1.1)	1.5	(2.6)	N.M.

Loss from continuing operations	(268.3)	(141.6)	(126.7)	89.5%
Loss from discontinued operations, net of tax	(22.4)	(10.1)	(12.3)	N.M.

Net loss	(290.7)	(151.7)	(139.0)	91.6%

N.M. – percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Nine Months Ended March 31, 2009	Nine Months Ended March 31, 2008	Increase / (Decrease)
			$	%
Oral Technologies
Net revenue	703.2	753.6	(50.4)	-6.7%
Segment EBITDA	153.4	162.4	(9.0)	-5.5%

Sterile Technologies
Net revenue	216.7	215.7	1.0	0.5%
Segment EBITDA	22.4	25.9	(3.5)	-13.5%

Packaging Services
Net revenue	346.6	410.7	(64.1)	-15.6%
Segment EBITDA	22.6	51.9	(29.3)	-56.5%

Inter-segment revenue elimination	(36.9)	(32.4)	(4.5)	13.9%

Unallocated Costs	(219.0)	(193.6)	(25.4)	13.1%

Combined Total
Net revenue	1,229.6	1,347.6	(118.0)	-8.8%
EBITDA	(20.6)	46.6	(67.2)	N.M.

N.M. – percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of (Loss)/earnings from continuing operations to EBITDA and Adjusted EBITDA

(unaudited, $ in millions)

		Quarters Ended			Twelve Months	Quarter Ended	Twelve Months
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	Ended December 31, 2008	March 31, 2009	Ended March 31, 2009
(Loss)/earnings from continuing operations (1) (2)	(69.8)	(337.4)	21.8	(96.2)	(481.6)	(193.9)	(605.7)
Interest expense, net	51.7	48.2	48.3	49.9	198.1	42.0	188.4
Income tax (benefit)/provision (2)	(22.3)	28.7	(7.3)	6.9	6.0	3.8	32.1
Depreciation and amortization (1)	42.0	35.8	38.2	37.8	153.8	28.1	139.9
EBITDA	1.6	(224.7)	101.0	(1.6)	(123.7)	(120.0)	(245.3)
Equity compensation	3.0	1.2	1.4	1.0	6.5	0.3	3.9
Impairment charges and (gain)/loss on sale of assets (1)	—	316.6	0.1	(0.1)	316.5	192.6	509.1
Restructuring and special items	7.4	3.0	2.6	1.9	14.9	7.7	15.2
Other non-recurring/one time items	(2.6)	(1.7)	3.5	1.1	0.3	2.0	4.9
Unrealized fx loss(gain) (included in other, net) (2)	72.1	8.6	(59.2)	63.9	85.4	(11.6)	1.7
Other adjustments	3.1	4.5	2.1	(0.3)	9.4	3.7	10.0
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	2.5	10.0
Disposition adjustments	(0.1)	0.2	—	—	0.1	—	0.2
Subtotal (2)	87.0	110.2	54.0	68.4	319.4	77.2	309.7
Estimated cost savings					0.7		—

Adjusted EBITDA					320.1		309.7

(1)

During the quarter ended September 30, 2008, the Company classified the North Raleigh facility as a discontinued operation. As a result, the periods September 30, 2007 through June 30, 2008 were adjusted to exclude North Raleigh.

(2)

On September 8, 2008, Catalent restated its results of operations for the non-cash unrealized foreign currency losses relating to euro-denominated notes and term loan included in other expense, net. As a result, the first three fiscal quarters of fiscal 2008 were charged in the amount of $38.8 million, $23.2 million and $59.4 million, respectively.

Catalent Pharma Solutions

Condensed Consolidated Balance Sheet

(unaudited, $ in millions)

	March 31, 2009	June 30, 2008
ASSETS
Current assets:
Cash and equivalents	133.2	72.4
Trade receivables, net	244.1	307.9
Inventories, net	184.7	210.7
Prepaid expenses and other	60.3	74.3
Assets held for sale from discontinued operations	16.7	21.0

Total current assets	639.0	686.3

Property and equipment, net	785.2	938.2

Other non-current assets, including intangible assets	1,490.6	1,881.8

Total assets	2,914.8	3,506.3

LIABILITIES and SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	102.0	29.2
Accounts payable	113.1	138.7
Other accrued liabilities	185.4	164.3
Liabilities from discontinued operations	8.0	3.7

Total current liabilities	408.5	335.9

Long-term obligations, less current portion	2,261.3	2,382.3
Other non-current liabilities	189.7	199.2

Commitments and contingencies

Total shareholder’s equity	55.3	588.9

Total liabilities and shareholder’s equity	2,914.8	3,506.3

Catalent Pharma Solutions

Condensed Consolidated Statement of Cash Flows

(unaudited in millions)

	Nine Months Ended March 31, 2009	Nine Months Ended March 31, 2008
Cash flows from operating activities
Net cash provided by operating activities from continuing operations	74.5	28.0
Net cash provided by/(used in) operating activities from discontinued operations	3.5	(5.4)

Net cash provided by operating activities	78.0	22.6

Cash flows from investing activities
Proceeds from sale of assets	1.9	0.4
Additions to property and equipment	(51.2)	(56.9)

Net cash used in investing activities from continuing operations	(49.3)	(56.5)
Net cash used in investing activities from discontinued operations	(2.3)	(1.0)

Net cash used in investing activities	(51.6)	(57.5)

Cash flows from financing activities
Net change in short term borrowings	72.9	(1.7)
Reduction of long term obligations	(17.1)	(29.7)
Equity (redemption)/contribution	(1.3)	14.5

Net cash provided by (used in) financing activities from continuing operations	54.5	(16.9)
Net cash provided by (used in) financing activities from discontinued operations	—	—

Net cash provided by (used in) financing activities	54.5	(16.9)

Effect of foreign currency translation on cash	(20.1)	37.9

Net increase/(decrease) in cash and equivalents	60.8	(13.9)

Cash and equivalents at beginning of period	72.4	82.7

Cash and equivalents at end of period	133.2	68.8